Media Advisory
Thursday, May 20, 2021
Contact: Jim Nolan
Office: (804) 646-3110
Mobile: (804) 229-8592
James.Nolan@richmondgov.com

ONE Casino + Resort recommended by the Evaluation Panel
Mayor Stoney supports the recommendation

Richmond, VA — The city’s Resort Casino Evaluation Panel has recommended that the ONE Casino + Resort move forward as the city’s preferred casino gaming operator at the proposed site on Walmsley Boulevard in South Richmond. The Evaluation Panel’s recommendation is supported by Mayor Stoney.

“ONE Casino + Resort presents a tremendous opportunity to develop a resort casino project in Richmond,” said Mayor Levar Stoney. “The project will create over 1,000 good paying jobs, generate a significant amount of new revenue for the city, and establish an additional economic engine in South Richmond. I applaud the work of the Evaluation Panel in their vetting of the proposals and engaging the entire city throughout this project.”

ONE Casino + Resort was proposed by Urban ONE in partnership with Peninsula Pacific Entertainment. Urban ONE is a publicly traded integrated media company.  Peninsula Pacific Entertainment owns and operates several casinos and Rosie’s Gaming Emporiums in Virginia.

“ONE is thrilled the Richmond casino selection committee has chosen the best project with the best location and best team to develop a world-class entertainment destination in Richmond’s Southside, said Alfred Liggins, CEO of Urban One. “Urban One and our diverse group of local investors are fully committed to creating good paying jobs with profit-sharing for employees, pathways to successful careers, and generating significant new tax revenues that can improve Richmond’s schools and fund community programs and infrastructure.”

The Evaluation Panel made its recommendation based on factors including the project’s feasibility and sustainability, proposed location, economic development impact, financial revenue impact, and community benefits.

Mayor Stoney will introduce the proposed ONE Casino + Resort project to City Council on Monday, May 24, 2021. Per legislation approved by the Virginia General Assembly, City Council will be asked to petition the court so that a referendum on casino gaming in the City of Richmond can take place during the November 2, 2021 election.

Information on the city’s resort casino process can be found at https://www.rva.gov/economic-development/resort-casino.

The city will host a public meeting on the decision on Tuesday, May 25 at 6 p.m. The link to join will be posted on the informational webpage.

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Sam Schwartzkopf
Communications and Policy Analyst
Office of the Press Secretary to Mayor Levar Stoney
Pronouns: She, her, hers
Desk: 804-646-6936
Cell: 804-418-2056
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